As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-196690

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

Republic of Peru

(Name of Registrant)

Maria Teresa Merino de Hart

Consulate General of Peru

241 East 49th Street

New York, New York 10017

(Name and address of Authorized Representative of the Registrant in the United States)

Copies to:

John P. Guzman, Esq.

White & Case LLP

Av. Brig. Faria Lima, 2.277 – 4° Andar

01452-000 São Paulo – SP

Brazil

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement under Schedule B (File No. 333-196690) of the registrant, as previously amended by Post-Effective Amendment No. 1 filed on March 24, 2015 and by Pre-Effective Amendment No. 1 on July 22, 2014, and declared effective by the Securities and Exchange Commission on August 1, 2014, solely to add Exhibits A.2, B.3, B.4, E.2, F.2, G.2 and H.2 to the Registration Statement in accordance with Rule 462(d) under the Securities Act of 1933, as amended, and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission.

CONTENTS

This Post-Effective Amendment No. 2 to the Registration Statement No. 333-196690 comprises the following exhibits:

Exhibit

A.	Form of Underwriting Agreement(1)

A.1.	Conformed Copy of the Underwriting Agreement, dated as of October 30, 2014, among the Republic of Peru and BBVA Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, each as Underwriter(2)

A.2.	Conformed copy of the Underwriting Agreement, dated as of March 19, 2015, among the Republic of Peru and BBVA Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, each as Underwriter

B.	Fiscal Agency Agreement, dated as of February 6, 2013, between the Republic and JP Morgan Chase Bank, as fiscal agent, principal paying agent and registrar, including form of Debt Security(3)

B.1.	Amendment No. 1 to the Fiscal Agency Agreement, dated November 21, 2003, between the Republic of Peru and JP Morgan Chase Bank, N.A.(4)

B.2.	Amendment No. 2 to the Fiscal Agency Agreement, dated October 14, 2004, between the Republic of Peru and JPMorgan Chase Bank, N.A.(5)

B.3.	$500,000,000 5.625% U.S. Dollar-Denominated Global Bond due 2050

B.4.	$45,000,000 5.625% U.S. Dollar-Denominated Global Bond due 2050

C.	Form of Warrant Agreement, including form of Warrant*

D.	Form of Unit*

E.	Opinion of the General Counsel of the Ministry of Economy and Finance of the Republic of Peru, with respect to the legality of the securities(6)

E.1.	Opinion of Lazo, De Romaña & Gagliuffi Abogados, Peruvian counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050(7)

E.2.	Opinion of Hernández y Cia Abogados, Peruvian counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050

F.	Opinion of Simpson Thacher & Bartlett LLP, special New York Counsel to the Republic of Peru, with respect to the legality of the securities(8)

F.1.	Opinion of Simpson Thacher & Bartlett LLP, special New York Counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050(9)

F.2.	Opinion of White & Case LLP, special New York Counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050

G.	Consent of the General Counsel of the Ministry of Economy and Finance of the Republic of Peru (included in Exhibit E)

G.1.	Consent of Lazo, De Romaña & Gagliuffi Abogados (included in Exhibit E.1.)

G.2.	Consent of Hernández y Cia Abogados (included in Exhibit E.2.)

H.	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit F)

H.1.	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit F.1.)

H.2.	Consent of White & Case LLP (included in Exhibit F.2.)

(1)	Previously filed as Exhibit A to the Registrant’s Registration Statement on Schedule B (No. 333-110394).
(2)	Previously filed as Exhibit A.1 to the Registrant’s Registration Statement on Schedule B (No. 333-196690).
(3)	Previously filed as Exhibit B to the Registrant’s Registration Statement on Schedule B (No. 333-110394).
(4)	Previously filed as Exhibit C.1 to the Registrant’s Registration Statement on Schedule B (No. 333-110394).
(5)	Previously filed as Exhibit C.2 to the Registrant’s Registration Statement on Schedule B (No. 333-110394).
(6)	Previously filed as Exhibit E to the Registrant’s Registration Statement on Schedule B (No. 333-196690).
(7)	Previously filed as Exhibit E.1 to the Registrant’s Registration Statement on Schedule B (No. 333-196690).
(8)	Previously filed as Exhibit F to the Registrant’s Registration Statement on Schedule B (No. 333-196690).
(9)	Previously filed as Exhibit F.1 to the Registrant’s Registration Statement on Schedule B (No. 333-196690).
*	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the Republic of Peru, has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on the 2nd day of April 2015.

By:	/s/ Carlos Linares Peñaloza
Name:	Carlos Linares Peñaloza
Title:	General Director of the General Directorate of
Public Indebtedness and Treasury of the Ministry of Economy and Finance of Peru

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, as duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment No. 2 to the Registration Statement in the City of New York, New York, on the 2nd day of April 2015.

By:	/s/ Maria Teresa Merino de Hart
Name:	Maria Teresa Merino de Hart
Title:	Consul General of Peru, New York

EXHIBIT INDEX

Exhibit

A.2.	Conformed copy of the Underwriting Agreement, dated as of March 19, 2015, among the Republic of Peru and BBVA Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, each as Underwriter

B.3.	$500,000,000 5.625% U.S. Dollar-Denominated Global Bonds due 2050

B.4.	$45,000,000 5.625% U.S. Dollar-Denominated Global Bond due 2050

E.2.	Opinion of Hernández y Cia Abogados, Peruvian counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050

F.2.	Opinion of White & Case LLP, special New York Counsel to the Republic of Peru, relating to the 5.625% U.S. Dollar-Denominated Global Bonds due 2050

G.2.	Consent of Hernández y Cia Abogados (included in Exhibit E.2.)

H.2.	Consent of White & Case LLP (included in Exhibit F.2.)